As filed with the Securities and Exchange Commission on February 28, 2022

Registration No. 333-224290

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-3 Registration Statement No. 333-224290

UNDER

THE SECURITIES ACT OF 1933

IHS MARKIT LTD.

(Exact name of registrant as specified in its charter)

Bermuda	98-1166311
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4th Floor, Ropemaker Place

25 Ropemaker Street

London, England

EC2Y 9LY

+44 20 7260 2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven J. Kemps

Executive Vice President, General Counsel

S&P Global Inc.

55 Water Street

New York, New York 10041

(212) 438-1000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Trevor S. Norwitz

Victor Goldfeld

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the following Registration Statement on Form S-3 (the “Prior Registration Statement”) is being filed by IHS Markit Ltd. (the “Registrant” or “IHS Markit”) to terminate all offerings under the Prior Registration Statement and to deregister any and all IHS Markit common shares, par value $0.01 per share, together with any and all other securities registered but unsold as of the date hereof thereunder:

•

Registration Statement on Form S-3 (File No. 333-224290), filed with the Securities and Exchange Commission on April 13, 2018, registering an indeterminate amount of the Registrant’s common shares, preference shares, depositary shares, debt securities, warrants, purchase contracts and units.

On February 28, 2022, pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of November 29, 2020, by and among the Registrant, S&P Global Inc., a New York corporation (“S&P Global”), and Sapphire Subsidiary, Ltd., a Bermuda exempted company limited by shares and wholly-owned subsidiary of S&P Global (“Merger Sub”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 20, 2021, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company of the Merger and a wholly owned subsidiary of S&P Global.

In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statement. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 hereby removes from registration all such securities registered under the Prior Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on February 28, 2022.

IHS MARKIT LTD.

By:	/s/ Christopher McLoughlin
Name: Christopher McLoughlin
Title: Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.